TRANSWESTERN HOLDINGS L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------

Report of Ernst & Young LLP, Independent Auditors...........    F-2
Consolidated Balance Sheets as of December 31, 1999
  and 1998..................................................    F-3
Consolidated Statements of Operations for the years ended
  December 31, 1999, April 30, 1998, 1997 and the eight
  months ended December 31, 1998............................    F-4
Consolidated Statements of Changes in Member Deficit for
  the years ended December 31, 1999, April 30, 1998 and 1997
  and the eight months ended December 31, 1998 .............    F-5
Consolidated Statements of Cash Flows for  the years ended
  December 31, 1999, April 30, 1998, 1997 and the eight
  months ended December 31, 1998............................    F-6
Notes to Consolidated Financial Statements..................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
TransWestern Holdings L.P.

     We have audited the accompanying consolidated balance sheets of TransWestern Holdings L.P. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in member deficit, and cash flows for the year ended December 31, 1999, the eight months ended December 31, 1998 and for each of the two years in the period ended April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransWestern Holdings L.P. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the year ended December 31, 1999, the eight months ended December 31, 1998 and for each of the two years in the period ended April 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
February 15, 1999

                          TRANSWESTERN HOLDINGS L.P.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                       DECEMBER 31,   DECEMBER 31,
                                                          1999           1998
                                                       ------------   -----------
ASSETS

Current assets:
  Cash and cash equivalents.........................     $   1,167     $  14,067
  Trade receivable, (less allowance for
     doubtful accounts of $10,394 and $9,608
     at December 31, 1999 and 1998, respectively)...        36,188        20,931
     Deferred directory costs.......................        10,037         8,935
     Other current assets...........................         1,198           625
                                                         ---------     ---------
          Total current assets......................        48,590        44,558

Property, equipment and leasehold
  improvements, net.................................         3,423         2,977
Acquired intangibles, net...........................        85,879        34,486
Other assets, primarily debt issuance costs, net....         9,454         9,746
                                                         ---------     ---------
          Total assets..............................     $ 147,346     $  91,767
                                                         =========     =========

LIABILITIES AND PARTNERSHIP DEFICIT

Current liabilities:
  Accounts payable..................................     $   8,323     $   4,241
  Salaries and benefits payable.....................         5,735         3,980
  Accrued acquisition costs.........................         4,915           450
  Accrued interest..................................         2,131         1,470
  Other accrued liabilities.........................         1,011         1,068
  Customer deposits.................................        16,313        16,139
  Current portion, long-term debt...................         1,741         2,207
                                                         ---------     ---------
          Total current liabilities.................        40,169        29,555

Long-term debt:
  Senior Credit Facility............................        64,422        66,165
  Revolving Loan Facility...........................        40,100            --
  Series D 9 5/8% Senior Subordinated Notes.........       141,583       141,784
  Series B 11 7/8% Senior Discount Notes, net.......        41,588        37,060
  Other notes payable...............................         4,910         2,000
                                                         ---------     ---------
          Total non-current liabilities.............       292,603       247,009

Partnership deficit:
  General Partner...................................        (3,150)       (3,141)
  Limited Partner...................................      (182,276)     (181,656)
                                                         ---------     ---------
Total partnership deficit. .........................      (185,426)     (184,797)
                                                         ---------     ---------
     Total liabilities and partnership deficit......     $ 147,346     $  91,767
                                                         =========     =========

                            See accompanying notes.

                         TRANSWESTERN HOLDINGS L.P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                           YEARS ENDED                     EIGHT MONTHS ENDED
                                -----------------------------------     ------------------------
                               DECEMBER 31,  APRIL 30,    APRIL 30,     DECEMBER 31, DECEMBER 31,
                                ---------    ----------------------     -----------   -----------
                                   1999         1998         1997           1998          1997
                                ---------    ---------    ---------       ---------     ---------
                                                                                       (UNAUDITED)
Net revenues.................   $ 146,399    $ 100,143    $  91,414       $  61,071     $  52,326
Cost of revenues.............      26,345       20,233       19,500          12,694        11,998
                                ---------    ---------    ---------       ---------     ---------
Gross profit.................     120,054       79,910       71,914          48,377        40,328

Operating expenses:
  Sales and marketing........      59,370       40,290       36,640          27,530        22,852
  General and
     administrative..........      14,541        9,508       10,422           7,650         6,194
  Depreciation and
     amortization............      19,934        7,086        6,399           4,526         4,402
  Contribution to Equity
     Compensation Plan.......          --        5,543           --              --         5,543
                                ---------    ---------    ---------       ---------     ---------
          Total operating
             expenses........      93,845       62,427       53,461          39,706        38,991
                                ---------    ---------    ---------       ---------     ---------
Income from operations.......      26,209       17,483       18,453           8,671         1,337
Other income, net............         413           82           48             242           (23)
Interest expense.............     (27,440)     (15,246)      (7,816)        (14,511)       (7,878)
                                ---------    ---------    ---------       ---------     ---------
                                  (27,027)     (15,164)      (7,768)        (14,269)       (7,901)
                                ---------    ---------    ---------       ---------     ---------
Income (loss) before
  extraordinary item.........        (818)       2,319       10,685          (5,598)       (6,564)

Extraordinary loss...........          --       (4,791)          --              --        (4,791)
                                ---------    ---------    ---------       ---------     ---------
Net income (loss)............   $    (818)   $  (2,472)   $  10,685       $  (5,598)    $ (11,355)
                                =========    =========    =========       =========     =========

Net income (loss) allocated
  to General Partner units      $     (14)   $     (42)   $     107       $     (95)
                                =========    =========    =========       =========

Net income (loss) allocated
  to Limited Partner units      $    (804)   $  (2,430)   $  10,578       $  (5,503)
                                =========    =========    =========       =========

Net income (loss) per General
  Partner unit                  $    (1.4)   $    (4.3)   $    10.9       $    (9.7)
                                =========    =========    =========       =========

Net income (loss) per
  Limited Partner unit          $    (0.3)   $    (1.0)   $     2.6       $    (2.2)
                                =========    =========    =========       =========

                            See accompanying notes.

                           TRANSWESTERN HOLDINGS L.P.
            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS DEFICIT
                 YEARS ENDED DECEMBER 31, 1999, APRIL 30, 1998,
               AND 1997 AND EIGHT MONTHS ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                    GENERAL        LIMITED
                                    PARTNER        PARTNERS          TOTAL
                                   ---------       ---------       ---------
Balance at April 30, 1997 ...           (516)        (50,206)        (50,722)
  Net (loss) ................            (42)         (2,430)         (2,472)
  Contributions from partners          1,458          84,298          85,756
  Equity transaction costs ..            (66)         (3,792)         (3,858)
  Distributions to partners .         (3,877)       (203,854)       (207,731)
                                   ---------       ---------       ---------
Balance at April 30, 1998 ...         (3,043)       (175,984)       (179,027)
  Net (loss) ................            (95)         (5,503)         (5,598)
  Repurchase of Partner's Units           (9)           (441)           (450)
  Contributions from Partners              6             272             278
                                   ---------       ---------       ---------
Balance at December 31, 1998          (3,141)       (181,656)       (184,797)
  Net (loss) ................            (14)           (804)           (818)
  Contributions from Partners              5             184             189
Balance at December 31, 1999          (3,150)       (182,276)       (185,426)
                                   =========       =========       =========



                             See accompanying notes.
                                         F-5

                         TRANSWESTERN HOLDINGS L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               EIGHT MONTHS
                                                                     YEARS ENDED                   ENDED
                                                          ---------------------------------   --------------
                                                         DECEMBER 31, APRIL 30,   APRIL 30,    DECEMBER 31,
                                                          ---------   ---------------------   --------------
                                                             1999        1998        1997          1998
                                                          ---------   ---------   ---------   --------------
OPERATING ACTIVITIES
Net income (loss)...................................      $    (818)  $  (2,472)  $  10,685     $     (5,598)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Extraordinary item-non cash.......................             --       4,791          --               --
  Depreciation and amortization.....................         19,934       7,086       6,399            4,526
  Amortization of deferred debt issuance costs......          1,439       1,000         703              945
  Amortization of Senior Note discount..............          4,326       1,803          --            2,757
  Provision for doubtful accounts...................         12,749       9,094       8,920            5,895
  Changes in operating assets & liabilities, net of
    effects of purchased directories:
    Trade receivables...............................        (14,204)     (4,754)     (4,142)           5,249
    Write-off of doubtful accounts..................        (13,067)     (7,672)     (7,287)          (6,276)
    Recoveries of doubtful accounts.................            858         485         679              432
    Deferred directory costs........................            411         186        (302)          (1,546)
    Other current assets............................           (992)       (433)        247              145
    Accounts payable................................          4,069         471         710             (411)
    Accrued liabilities.............................         (3,011)      1,358      (1,136)          (2,676)
    Accrued interest................................            661       4,772          69           (3,370)
    Customer deposits...............................         (1,999)        (34)       (243)           4,402
                                                          ---------   ---------     -------         --------
Net cash provided by operating activities...........         10,356      15,681      15,302            4,474
INVESTING ACTIVITIES
Purchase of property, equipment and leasehold
  improvements......................................         (1,521)       (996)     (1,034)            (824)
Payment for purchase of directories.................        (56,660)     (8,204)     (2,558)         (21,332)
                                                          ---------   ---------     -------         --------
Net cash used for investing activities..............        (58,181)     (9,200)     (3,592)         (22,156)
FINANCING ACTIVITIES
Borrowings under long-term debt agreements:
  Senior Term Loan..................................             --      85,000          --               --
  Revolving Credit Facility.........................         71,700      37,039      24,000           40,300
  Increase in other assets, primarily debt issuance
    costs, net......................................         (1,656)    (14,190)         --               --
  9 5/8% Senior Subordinated Notes..................             --     100,000          --           41,800
  Senior Subordinated Facility......................             --      75,000          --               --
  Series B 11 7/8% Senior Discount Notes............             --      32,500          --               --
Repayments of long-term debt:
  Revolving Credit Facility.........................        (31,600)    (47,108)    (21,975)         (40,300)
  Senior Subordinated Facility......................             --     (75,000)         --               --
  External Debt.....................................         (1,965)         --          --               --
  Senior Term Loan..................................         (1,743)    (73,631)     (8,000)         (11,563)
Equity transaction costs............................             --      (3,858)         --               --
Contributions from member...........................            189      85,756          --               --
Distributions to member.............................             --    (207,731)     (5,801)              --
                                                          ---------   ---------     -------         --------
Net cash (used for) provided by financing
  activities........................................         34,925      (6,223)    (11,776)          30,237
                                                          ---------   ---------     -------         --------
Net increase (decrease) in cash.....................        (12,900)        258         (66)          12,555
Cash at beginning of period.........................         14,067       1,254       1,320            1,512
                                                          ---------   ---------     -------         --------
Cash at end of period...............................      $   1,167   $   1,512     $ 1,254         $ 14,067
                                                          =========   =========     =======         ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................      $  21,020   $   7,724     $ 7,131         $ 14,271
                                                          =========   =========     =======         ========

                         See accompanying notes.

                         TRANSWESTERN HOLDINGS L.P.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Business Activities and Basis of Presentation

     TransWestern Publishing Company, L.P. (the "Partnership") was formed in 1993 to acquire the business of TransWestern Publishing from US West Marketing Resources Group, Inc. TransWestern Publishing was a division of US West prior to May 1993.

     In October 1997, the Partnership completed certain recapitalization transactions involving $312,709 (the "Recapitalization"). In the Recapitalization, New Investors (as defined) including Thomas H. Lee Equity Fund III, L.P. and its affiliates along with other investors, existing limited partners of the Partnership and the Partnership's senior managers invested new and continuing capital of $130,009 in the Partnership and TransWestern Communications Company, Inc. (the general partner of the Partnership). The proceeds of the equity investment together with approximately $182,700 of senior and senior subordinated debt financing were used (i) for $224,500 of consideration paid to redeem a portion of the limited partnership interests from existing limited partners, (ii) to repay $75,600 outstanding under credit facilities in existence since 1995, (iii) to pay $10,600 of costs and fees and expenses associated with the Recapitalization and (iv) for $2,000 for general corporate purposes, including working capital.

     The Recapitalization was financed with (i) the $130,009 equity investment,
(ii) borrowings of $107,700 under a $125,000 (maximum) variable interest rate Senior Credit Facility and (iii) borrowings of $75,000 under a Senior Subordinated Facility. The assets and liabilities of the Company are stated at historical cost and were not revalued to fair market value at the date of the Recapitalization. As a result of the Recapitalization, Thomas H. Lee Equity Fund III, L.P. and its affiliates collectively own approximately 59% of the equity of the Partnership.

     In November 1997, TransWestern Publishing Company, L.P. changed its name to TransWestern Holdings L.P. ("Holdings") and formed and contributed substantially all of its assets to TransWestern Publishing Company LLC ("TransWestern" or the "Company"). TransWestern assumed or guaranteed all of the liabilities of the Partnership. As a result, Holdings' only assets consist of TransWestern's Member Units (as defined) and all of Capital's (as defined) capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern. Holdings has formed TWP Capital Corp. ("Capital") as a wholly-owned subsidiary and the Company has formed TWP Capital Corp. II ("Capital II") as a wholly-owned subsidiary. Neither Capital nor Capital II has any significant assets or operations.

     The membership interests of TransWestern consists of a single class of authorized common units ("the Member Units"). Holdings is the sole initial member of TransWestern and accordingly, holds all 1,000 of the issued and outstanding Member Units.

     TCC, the general partner of Holdings, held approximately 1.0% of Holdings outstanding partnership units in the period from formation (1993) through September 1997. Upon the closing of the Recapitalization, TCC held approximately 1.7% of Holdings outstanding partnership units.

     TransWestern publishes and distributes local yellow page directories in fourteen states.

Principles of Consolidation

     The consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, TransWestern and Capital. All significant intercompany transactions have been eliminated.
                                      F-7

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

Cash and cash equivalents

     Holdings considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Holdings evaluates the financial strength of the institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

Revenue Recognition, Deferred Directory Costs and Customer Deposits

     Revenues from the sale of advertising placed in each directory are recognized upon the distribution of directories in their individual market areas. Advance payments received for directory advertising are shown as customer deposits in the accompanying balance sheets. Expenditures directly related to sales, production, printing and distribution of directories are capitalized as deferred directory costs and matched against related revenues upon directory distribution. The Company published and recognized revenue for 128, 139, and 191 directories during the years ended April 30, 1997, 1998, and December 31, 1999 respectively, and 84 during the eight months ended December 31, 1998.

Fiscal Year End

     Effective May 1, 1998 as reported on Form 8-K dated May 12, 1998, Holdings elected to change its fiscal year from April 30 to December 31.

Concentration of Credit Risk

     Management believes it is not subject to a concentration of credit risk as revenues are not significantly concentrated in any single directory, industry, geographic region, or customer. However credit losses have represented a cost of doing business due to the nature of the customer base (predominantly small businesses) and the use of extended credit terms.

     A provision for doubtful accounts based on historical experience is recorded at the time revenue is recognized for individual directories. The estimated provision for doubtful accounts as a percentage of net revenues equaled 9.1%, 9.1%, and 8.7% in the years ended April 30, 1997, 1998 and December 31, 1999, respectively and 9.7% for the eight months ended December 31, 1998. Actual write-offs are taken against the allowance when management determines that an account is uncollectible. In general, management makes this determination when an account has declared bankruptcy, has gone out of business or fails to renew for the following year's directory.

Fair Value of Financial Instruments

     In accordance with requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used by the Company in estimating the fair value disclosures:

     Cash and Short-Term Receivables

     The carrying amounts approximate fair values because of short maturities of these instruments and the reserves for doubtful accounts which in the opinion of management is adequate to state short-term receivables at their fair value.

     Long-Term Debt

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, management of the Company believes the fair value of long-term debt approximates its carrying value at December 31, 1999.
                                        F-8

                           TRANSWESTERN HOLDINGS L.P.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

Long-Lived Assets

     Property, equipment and leasehold improvements are carried at cost, less depreciation and amortization. Depreciation is computed using the straight-line method over the assets' estimated useful lives which range from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease period.

     Acquired intangibles are carried at cost which represents the excess of the purchase price over the fair value of net tangible assets acquired in connection with acquisitions of regional providers of yellow page directories. Acquired intangibles consist primarily of consumer lists with initial carrying values, which, in the opinion of management, are equal to fair market value on the date of acquisition. Acquired intangibles are being amortized over five years.

     In accordance with Statement of Financial Accounting Standard No. 121, Holdings reviews the carrying value of property, equipment and leasehold improvements for evidence of impairment through comparison of the undiscounted cash flows generated from those assets to the related carrying amounts of the assets. The carrying value of acquired intangibles is evaluated for impairment through comparison of the undiscounted cash flows derived from publication of acquired directories to the carrying value of the related intangibles.

Debt Issuance Costs

     Debt issuance costs are being amortized over the term of the related debt using the weighted-average declining balance method (which approximates the interest method) or the straight line method based on the repayment terms of the related debt. Amortization of debt issuance costs is included in interest expense in the accompanying statements of operations.

Investment

     The Company records its investment in Eversave at cost and reviews it quarterly for impairment.

Income Taxes

     No provision has been made in the accompanying statements of income for federal and state income taxes, except for the California minimum franchise tax, as any taxable income of loss of the Partnership is included in the income tax returns of the Partnership's partners.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

                         TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

New Accounting Standards

     The Company expects to adopt SFAS 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial position.

2. DIRECTORY ACQUISITIONS

     For the year ended December 31, 1999 the Company acquired the following directories, which were accounted for by the purchase method of accounting:

     United. On January 5, 1999, the Company purchased fourteen directories from United Directory Services, Inc. (United) for approximately $17.0 million. The purchase price consisted of $12.3 million in cash, a promissory note for $2.0 million, due in eighteen months, subject to adjustment based upon the actual collections of accounts receivable outstanding as of the closing during such period, and contingent payments paid over a period of three years not to exceed an additional $2.7 million based upon the contribution margin of a prototype directory acquired in Austin, Texas. The acquired directories serve the greater Ft. Worth, San Antonio and Austin, Texas areas.

     Lambert. On January 8, 1999, the Company purchased eight directories from Lambert Publishing (Lambert) for approximately $11.0 million. The purchase price consisted of $9.5 million in cash, a promissory note of $1.0 million, due in eighteen months, subject to adjustment based upon the actual collections of accounts receivable outstanding as of the consummation of the acquisition, and a $0.5 million contingent payment based upon the performance of the subsequent years directories exceeding a specific revenue forecast. The acquired directories serve the central Georgia and central eastern Alabama areas.

     Southern. On January 15, 1999, the Company purchased seven directories from Southern Directories Publishing, Inc. (Southern) for approximately $5.2 million in cash. The acquired directories serve the central Georgia area.

     Orange Line. On February 15, 1999, the Company purchased four directories from Call It, Inc. (doing business as, "Orange Line") for approximately $1.3 million in cash. The acquired directories serve the northern Ohio area.

     YPTexas. On April 1, 1999, the Company purchased certain tangible and intangible assets of Yellow Pages of Texas, Inc. (YPTexas) for a total of approximately $2.2 million in cash. YPTexas publishes one directory near Fort Worth, Texas.

     Golden State. On April 2, 1999, the Company purchased certain tangible and intangible assets of Golden State Directory, Corp. (Golden State) for a total of approximately $5.5 million in cash. Golden State published six directories in northern California.

     Pioneer. On August 30, 1999 the Company purchased certain tangible and intangible assets from Pioneer Telephone Directories Corp. (Pioneer) for $2.4 million in cash. Pioneer published three directories in southeastern Alabama.

     Stafford. On August 24, 1999 the Company purchased certain tangible and intangible assets from Greenville News, Inc. (Stafford) for $2.5 million in cash. Stafford published two directories in western central Michigan.

                           TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

     United Multimedia (American Media). On October 15, 1999 the Company purchased certain tangible and intangible assets of United Multimedia
(American Media) for a total of $16.0 million. The purchase price consists of $14.4 million in cash and a note payable of $1.6 million, due in 18 months subject to adjustment based on actual account receivable collections. We paid a $0.5 million production fee on January 1, 2000 for completion of certain in-process directories. American Media published six directories in Southern California.

     Medina. On October 29, 1999 the Company purchased certain tangible and intangible assets of Great Lakes Telephone Directories (Medina) for approximately $1.6 million in cash. We also paid $0.3 million for a non-compete agreement from the prior owners in the region. Medina published one directory in Northern Ohio.

     Superior. On November 12, 1999 the Company purchased certain tangible and intangible assets of Superior Telephone Directories (Superior) for approximately $1.1 million in cash. Superior publishes one directory in Oklahoma.

     For the year ended April 30, 1998 and the eight months ended December 31, 1998, the Company acquired the following, which were accounted for by the purchase method of accounting:

     On February 2, 1998, the Company purchased certain tangible and intangible assets totaling $8.4 million of Mast Advertising and Publishing, Inc. for cash of $7.7 million and other liabilities totaling $0.7 million.

     On July 16, 1998, the Company purchased all of the outstanding common stock of Target Directories of Michigan, Inc. (Target) for cash of approximately $5.4 million. In connection with the acquisition, the Company also assumed certain liabilities of Target totaling approximately $1.6 million.

     On November 23, 1998, the Company purchased certain tangible and intangible assets of M&M Publishing, Inc. for cash of $1.2 million.

     On November 30, 1998, the Company purchased certain tangible and intangible assets of Universal Phone Books, Inc. for cash of $13.9 million, a seller promissory note of $2.0 million and other liabilities totaling $0.4 million.

    The acquisitions have been accounted for under the purchase method and accordingly the purchase prices have been allocated to the tangible and intangible assets acquired based on their respective fair values at the date of acquisition as follows for the year ended December 31, 1999:

             Customer List                                        $ 68,043
             Deferred directory costs                                2,198
             Other current and non-current assets                    2,869

     Assuming that the acquisitions referred to above had occurred on May 1, 1998 unaudited pro forma results of operations would have been as follows:

                                            Year ended     Eight months ended
                                           December 31,        December 31,
                                               1999               1998
                                          --------------   ------------------
Revenues................................     $   154,552        $   142,748
Net Income (Loss).......................          (3,344)           (18,013)

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

     These results give effect to pro forma adjustment for the amortization of acquired intangibles and for the additional interest expense on the debt incurred to fund the acquisitions.

3. FINANCIAL STATEMENT DETAILS

Property, Equipment and Leasehold Improvements


                                                        December 31,
                                                      1999         1998
                                                   --------     --------
Computer and office equipment....................   $ 7,342      $ 6,122
Furniture and fixtures...........................     1,789        1,636
Leasehold improvements...........................       430          310
                                                    -------      -------
                                                      9,561        8,068
Less accumulated depreciation and amortization...    (6,138)      (5,091)
                                                    -------      -------
                                                    $ 3,423      $ 2,977
                                                    =======      =======

ACQUIRED INTANGIBLES

December 31,
                                                      1999          1998
                                                   --------      --------
Customer Base..................................    $128,074      $ 60,031
Non compete and licensing agreements...........       2,160            --
Less accumulated amortization..................     (44,355)      (25,545)
                                                   --------      --------
  Acquired intangibles, net                        $ 85,879      $ 34,486
                                                   ========      ========

OTHER ASSETS

                                                        December 31,
                                                      1999          1998
                                                   --------      --------
Debt issuance costs..............................  $ 11,994      $ 11,367
Less accumulated amortization of
  debt issuance costs............................    (3,040)       (1,621)
                                                   --------      --------
  Debt issuance costs, net.......................     8,954         9,746
Investment in Eversave, carried at cost..........       500            --
                                                   --------      --------
Other assets, net                                  $  9,454      $  9,746
                                                   ========      ========

                                      F-12

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4. FINANCING ARRANGEMENTS

     Principal balances under the Company's long-term financing arrangements consist of the following:


                                                        DECEMBER 31,
                                                      1999        1998
                                                    --------    --------
Series D 9 5/8% Senior Subordinated Notes,
  including unamortized premium of $1,583 and
  $1,784 at December 31, 1999 and 1998,
  respectively..................................    $141,583    $141,784
Series B 11 7/8% Senior Discount Notes .........      41,588      37,060
Senior Credit Facility:
  Senior term loan..............................      66,163      67,906
  Revolving loan................................      40,100          --
Acquisition Debt................................       4,910       2,000
                                                    ---------   --------
                                                     294,344     248,750
Current portion of long-term debt...............       1,741       1,741
                                                    ---------   --------
Long-term debt net of current portion...........    $292,603    $247,009
                                                    ========    ========

Fees. In connection with the Recapitalization, Holdings incurred loan fees of $17.3 million; $3.3 million for the Senior Credit Facility, $3.4 million for the Senior Subordinated Facility, $1.25 million for the Senior Discount Notes (as defined), and $9.3 million for transaction costs. Of the $17.3 million, $12.7 million was capitalized as debt issuance costs related to debt incurred in connection with the Recapitalization. Debt issuance costs are being amortized over the term of the related debt using the interest method. The $3.4 million of capitalized loan fees related to the Senior Subordinated Facility were subsequently written-off as an extraordinary item (see discussion below).

            SERIES D 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007

     Maturity, Interest and Principal. The $141.6 million outstanding aggregate amount of Senior Subordinated Notes (the "Notes") consists of $140 million of Series D 9 5/8% Senior Subordinated Notes issued in April 1999 and $1.6 million of unamortized premium. The Notes will mature on November 15, 2007 and bear interest at a rate of 9 5/8% per annum. Interest is payable semiannually in arrears on each May 15 and November 15, to holders of record of the Notes at the close of business on the immediately preceding May 1 and November 1, respectively. The Company will pay interest on any overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and interest, to the extent lawful, at the rate specified in the Senior Subordinated Notes. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu in right of payment to all senior subordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness.

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued interest to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

                        YEAR                          PERCENTAGE
                        ----                          ----------
2002................................................   104.813%
2003................................................   103.208
2004................................................   101.604
2005 and thereafter.................................   100.000

     Notwithstanding the foregoing, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to November 15, 2000 at a redemption price equal to 109.625% of the aggregate principal amount so redeemed, together with accrued interest thereon to the redemption date, out of the net proceeds of one or more Public Equity Offerings (as defined), provided, however, that at least $65.0 million of the principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering (as defined).

     In the event of redemption of fewer than all of the Notes, Wilmington Trust Company, (the "Trustee"), shall select, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the notes. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption unless the Company shall fail to redeem any such Senior Subordinated Note.

     Covenants. The Senior Subordinated Indenture contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) incur additional indebtedness; (ii) prepay, redeem or repurchase debt;(iii) make loans and investments; (iv) incur liens and engage in sale lease-back transactions; (v) transact with affiliates; (vi) engage in mergers, acquisitions and asset sales; (vii) make optional payments on or modify the terms of subordinated debt; (viii) restrict preferred and capital stock of subsidiaries and (ix) declare dividends or redeem or repurchase capital stock. As of December 31, 1999, the Company was in compliance with covenants specified in the Senior Subordinated Indenture.

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Guarantee. Target Directories of Michigan, Inc. ("Target"), which is wholly-owned by the Company, fully and unconditionally guaranteed the Notes on an unsecured senior subordinated basis. Target is the Company's only consolidated operating subsidiary and it has no debt senior to the Notes. Separate full financial statements and other disclosures concerning Target have not been presented because, in the opinion of management, such information is not deemed material or meaningful. At December 31, 1999, and for the twelve months then ended, Target had total assets of $5,337, net assets of $4,514, net revenues of $2,704 and net loss of ($717). The indenture governing the Notes provides certain restrictions on the ability of Target to make distributions to the Company.

                          SENIOR SUBORDINATED FACILITY

     In connection with the Recapitalization, the Company also entered into the Senior Subordinated Facility with Canadian Imperial Bank of Commerce ("CIBC") and First Union National Bank ("First Union"). The Company initially borrowed $75.0 million under this agreement in October 1997 and capitalized associated loan fees of $3.4 million. Upon the issuance of the $100 million of Series B
9 5/8% Notes in November 1997, the Company exercised its permitted redemption rights under this agreement and prepaid the $75.0 million principal balance outstanding under the agreement and the agreement was terminated. In connection with the redemption, the capitalized loan fees of $3.4 million were written off as an extraordinary expense in the statement of operations for the year ended April 30, 1998.

                          SENIOR CREDIT FACILITY

     In October, 1999 the Company entered into its sixth amendment to its Senior Credit Facility with CIBC and First Union and other lenders (dated as of November 6, 1997), pursuant to which the Company may now borrow up to $155.0 million consisting of a revolving credit facility of up to $70.0 million (the "Revolving Credit Facility") and a Senior Term Loan in an aggregate beginning principal amount of $85.0 million (the "Senior Term Loan"). Principal payments on the Senior Term Loan are due quarterly through maturity, October 1, 2004. The revolving credit agreement expires on October 1, 2003. Borrowings under this agreement rank senior to all other indebtedness of the Company and are secured by all the assets of the Company.

     Repayment. Principal outstanding under the Senior Credit Facility is required to be paid on a quarterly basis. Annual minimum principal payments at December 31, 1999 are:

2000..........................................    1,741
2001..........................................    1,741
2002..........................................    1,741
2003..........................................   22,635
Thereafter....................................   38,305
                                                -------
                                                $66,163
                                                =======

                                   F-15

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Revolving Credit Facility. Commitments under the Revolving Credit Facility, as amended, will be reduced on a quarterly basis commencing on January 1, 2002. The commitment on the Revolving Credit Facility is reduced by $5.25 million at the beginning of each calendar quarter in 2002 starting January 1, 2002. As of January 1, 2003 the commitment is reduced by $12.25 million at the beginning each calendar Quarter in 2003 and expires at the maturity date of October 1, 2003. As of December 31, 1999 the Company had $40.1 million outstanding under the Revolving Credit Facility.

     Security; Guaranty. The Revolving Credit Facility and the Senior Term Loan are secured by a first priority lien on substantially all of the properties and assets of the Company and its future subsidiaries, including a pledge of all of the shares of the Company's future subsidiaries, if any. Future subsidiaries of the Company (if any) will be required to guarantee the Revolving Credit Facility and the Senior Term Loan.

     Interest. At the Company's option, the interest rates per annum applicable to the Revolving Credit Facility and the Term Loans will be a fluctuating rate of interest measured by reference to (i) LIBOR plus the applicable borrowing margin, or (ii) a rate per annum equal to the higher of the published prime rate of the Agent Bank or the Federal Funds Rate (as defined in the Senior Credit Facility) as quoted by the Agent Bank plus 1/2 of 1% (the "ABR") plus the applicable borrowing margin. The applicable borrowing margin for the Revolving Credit Facility ranges from 1.375% to 2.500% for LIBOR based borrowings and 0.375% to 1.500% for ABR based borrowings. The applicable borrowing margin for the Term Loan ranges from 1.875% to 2.750% for LIBOR based borrowings and 0.875% to 1.750% for ABR based borrowings. At April 30, 1998 the Company had $79.5 million outstanding on the Senior Term Loan under a one month LIBOR at 8.40625% and at December 31, 1998 the Company had $67.9 million outstanding on the Senior Term Loan under a one month LIBOR at 7.93563%.

     Prepayments; Reductions of Commitments. The Senior Term Loan is required to be prepaid and commitments under the Revolving Credit Facility are required to be permanently reduced with: (i) 100% of the net cash proceeds of asset sales or other dispositions of property if such proceeds are not used to purchase or acquire other assets within 180 days of the original asset sale, subject to limited exceptions, (ii) 50% of excess cash flow (as defined) for the eight month period ended December 31, 1998 and all fiscal years ended December 31, thereafter, if the Company's total leverage ratio (as defined) determined as of the last day of the eight month period ended December 31, 1998 and all fiscal years ended December 31, thereafter, equals or exceeds 5.0 to 1,
(iii) 100% of excess insurance proceeds (as defined) and (iv) 100% of the net proceeds (as defined) of issuances of equity securities or debt obligations of the Company, subject to limited exceptions, and subject to reduction to 50% of such proceeds if the Company's total leverage ratio (as defined) is less than
5.0 to 1. Such mandatory prepayments and reductions will first be applied to the permanent reduction of the Senior Term Loan and second to the permanent reduction of the Revolving Credit Facility. Within the Senior Term Loan, prepayments with proceeds described in clause (i) or (iii) above will be applied pro rata to the remaining installments of the Senior Term Loan and prepayments with proceeds described in clause (ii) or (iv) above will be applied to each remaining installment of the Senior Term Loan in inverse order of maturity. The Company may make voluntary prepayments in minimum principal amounts of $50 thousand or a whole multiple thereof.

                         TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Covenants. The Senior Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or repurchase debt, (iii) incur liens and engage in sale lease-back transactions,
(iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates, (x) alter its line of business, (xi) enter into guarantees of indebtedness, and (xii) make optional payments on or modify the terms of subordinated debt. The Company must also make certain customary indemnifications of the Lenders and their agents is required to comply with financial covenants with respect to: (a) a minimum interest coverage ratio, (b) a minimum EBITDA, (c) a maximum leverage ratio, and (d) a minimum fixed charge coverage ratio (all defined in the Senior Credit Facility Agreement). The Senior Credit Facility also contains certain customary affirmative covenants. As of December 31, 1999, the Company was in compliance with all covenants specified in the Senior Credit Facility.


     Events of Default. Events of default under the Senior Credit Facility include (i) the Company's failure to pay principal or interest when due, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company, (v) the levy of certain judgments against the Company, (vi) certain adverse events under ERISA plans of the Company, (vii) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, and (viii) a change of control of the Company.

                           SENIOR DISCOUNT NOTES

     On November 12, 1997 Holdings and Capital, the Company's parent, issued $32.5 million of initial aggregate principal ($57.9 million principal at maturity) of their 11 7/8% Senior Discount Notes due 2008, which were exchanged for identical notes registered under the Securities Act of 1933, as amended, in April 1998 (the "Discount Notes"). The Discount Notes are joint and several obligations of Holding and Capital and are guaranteed by TransWestern (Holdings Wholly-Owned Subsidiary). The net proceeds from the sale of the Discount Notes were used to redeem approximately one-half of the existing Preferred Units of Holdings held by its limited partners on the date of issuance.

     Maturity, Interest and Principal. The Discount Notes will mature on November 15, 2008 and interest is not payable prior to November 15, 2002. Thereafter, interest on the Discount Notes will accrue at the rate of 11 7/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2003, to the holders of record of Discount Notes at the close of business on the May 1 and November 1 immediately preceding such interest payment date. Interest on the Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Commencing November 15, 2002, interest is payable at the option of Holdings, in whole but not in part, at the rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest; provided, however, that in connection with any redemption or repurchase of the Discount Notes as permitted or required by the Discount Note Agreement and upon the acceleration of the Discount Notes, all accrued interest shall be payable solely in cash. As used herein, the term "Discount Notes" shall include Discount Notes issued in lieu of cash interest on the Discount Notes in accordance with the Indenture, unless the context indicates otherwise.

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Security; Guaranty. The Discount Notes are limited to $57.9 million aggregate principal amount at maturity (other than Discount Notes issued in lieu of cash interest on the Discount Notes in accordance with the Indenture). The Discount Notes are general senior unsecured obligations of the Holdings, ranking senior in right of payment to any subordinated indebtedness of the Holdings. The Discount Notes are effectively subordinated in right of payment to all existing and future obligations of the Company's subsidiaries, including TransWestern. The Discount Notes were issued at a substantial discount to their aggregate principal amount at maturity with the gross proceeds from the issuance totaling approximately $32.5 million. Based on the issue price thereof, the yield to maturity of the Discount Notes is 11 7/8% per annum (computed on a semi-annual bond equivalent basis and assuming no Discount Notes are issued in lieu of cash interest thereon).

     Optional Redemption. The Discount Notes are be redeemable at the option of Holdings, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount at maturity), together, in each case, with accrued interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

          YEAR                                          PERCENTAGE
          ----                                          ----------
          2002........................................    105.938%
          2003........................................    103.958%
          2004........................................    101.979%
          2005 and thereafter.........................    100.000%

     Notwithstanding the foregoing Holdings, at its option, may redeem all, but not less than all, of the aggregate principal amount of the Discount Notes outstanding at any time prior to November 15, 2002 at a redemption price equal to 11.1875% of the accreted value thereof, out of the net proceeds of one or more Public Equity Offerings (as defined); provided, however, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering (as defined).


     Holdings will be obligated in certain instances to make an offer to repurchase the Discount Notes at a purchase price equal to (i) 100% of the accreted value thereof, if the repurchase date is on or prior to November 13, 2002, or (ii) 100% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon to the purchase date, with the net cash proceeds of certain asset sales.

     In the event of redemption of fewer than all of the Discount Notes, the Wilmington Trust Company (the "Trustee") shall select, if the Discount Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Discount Notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Discount Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Discount Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Discount Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Discount Notes. On and after any redemption date, accreted value will cease to accrete or interest will cease to accrue, as the case maybe, on the Discount Notes or portions thereof called for redemption unless Holdings shall fail to redeem any such Note.

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Change of Control. Upon the occurrence of a Change of Control (as defined), each holder of the Discount Notes will be entitled to require Holdings to purchase such holder's Discount Notes at a purchase price equal to (i) 101% of the accreted value thereof, if the repurchase date is on or prior to November 15, 2002 or (ii) 101% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon, if any, to the repurchase date, if such date is after November 15, 2002.

     Covenants. The Discount Note Indenture contains covenants for the benefit of the holders of the Discount Notes that, among other things, restrict the ability of Holdings and any of its Restricted Subsidiaries (including the Company) to (i) incur additional indebtedness, (ii) pay dividends and make distributions, (iii) issue stock of subsidiaries, (iv) make certain investments,
(v) repurchase stock, (vi) enter into transactions with affiliates, (vii) enter into sale lease-back transactions and (viii) merge or consolidate the Company. Holdings is also limited in its ability to create liens and transfer or sell assets. These covenants are subject to a number of important exceptions, including the allowance of Permitted Tax Distributions as a result of Holdings' status as a limited partnership. (as specified in the Discount Note Agreement). As of December 31, 1999, the Company was in compliance with all covenants specified in the Discount Note.

5. PARTNERSHIP DEFICIT

    Holdings is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the "Delaware Limited Partnership Act"). Holdings is governed by its Third Amended and Restated Agreement of Limited Partnership, (the "Partnership Agreement"), between Holdings and each of the New Investors. Interests in Holdings are owned 98.3% by the New Investors and 1.7% by TCC. TCC is a corporation organized under the Delaware General Corporation Law. The Partnership Agreement governs the relative rights and duties of its limited partners and its general partner with respect to Holdings.

     TCC controls, directs and exercises full control over all of Holdings activities and the Partnership Agreement vests all management powers over the business and affairs of Holdings exclusively in TCC. Holdings' limited partners have no right of control or management power over the business and affairs of Holdings except in their various capacities as an officer or director of Holdings or TCC, as the case may be. Any change affecting the rights and liabilities of any of Holdings' limited partners requires the consent of such limited partner.

     TCC may not withdraw as Holdings' general partner without the consent of the holders of a majority of the Class A Units, except that TCC shall be deemed to have withdrawn as Holdings' general partner upon the effective date of the transfer of all of its interests in Holdings.

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

5.  PARTNERSHIP DEFICIT (CONTINUED)

     The Partnership Agreement, and therefore Holdings' existence will continue in effect until the earlier to occur of (i) December 31, 2043, (ii) the withdrawal of TCC if Holdings' limited partners to do not elect a successor general partner, and (iii) the occurrence of an act that results in TCC ceasing to be general partner under the Delaware Limited Partnership Act.

     During the twelve months ended December 31, 1999, Holdings repurchased 59 General Partnership units, 3,832 Preferred units, 7,502 Class A Common units, and 383 Class B Common units for $15,035, $219,200, $429,140 and $383, respectively. The repurchased units were subsequently sold to existing partners. These contributions from partners consisted of 75 General Partnership units, 1,858 Preferred units, 9,510 Class A Common Units, and 897 Class B Common Units for $19,325, $282,062, $552,190, and $897 respectively.

     As of December 31, 1999 the partnership's general partner equity consists of 9,800 authorized, issued and outstanding units with such units representing a 1.7% interest in the limited partnership. The Partnership's limited partner equity consists of 1,270,456 authorized, and 659,660 issued and outstanding Preferred units, 1,270,456 authorized, issued and outstanding Class A Common units and 10,000 authorized, and 10,000 issued and outstanding Class B Common units. The Preferred units are entitled to a preferred yield of 12.0% per annum, compounded quarterly, and an amount equal to the original investment in such Preferred units (net of any prior repayments of Preferred units) plus any accrued and unpaid preferred yield (collectively the "Preference Amount") on any liquidation or other distribution by the Partnership. After payment of the Preference Amount, Partners holding Class A Units are entitled to share in any remaining proceeds of any liquidation or other distribution by the Partnership pro rata according to the number of Class A units held by such partners. Holders of Class B units will also be entitled to share in a percentage of any such distributions, but only if the holders of the Preferred units and the Class A units have achieved specified levels of return on their investment as set forth in the Partnership Agreement.

     Each Management Investor has entered into an Executive Agreement with Holdings and TCC (each, an "Executive Agreement"), pursuant to which such Management Investor purchased Class B Units which are subject to a five-year vesting period, which vesting schedule accelerates upon a sale of Holdings. The Class B Units were issued in connection with the Recapitalization to members of management as incentive units at fair market value. Under each Management Investor's Executive Agreement, in the event that such Management Investor's employment with the Company is terminated for any reason, Holdings has the option to repurchase all of such Management Investor's vested Class B Units in accordance with the provisions outlined in the Partnership Agreement and all other of such Management Investor's interests in Holdings and TCC at a price per unit derived as specified in the Partnership Agreement. In addition, in the event of a termination of the Management Investor's employment by Holdings without "cause" or by such Management Investor for "good reason" or such Management Investor's death or disability, such Management Investor may require Holdings or TCC to repurchase his or her vested Class B Units in accordance with the provisions outlined in the Partnership Agreement and all other interests of such Management Investor in Holdings and TCC at a price per unit derived as specified in the Partnership Agreement.

     Pursuant to the Recapitalization, Holdings, TCC, and the New Partners entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of registrable securities owned by certain investors have the right at any time, subject to certain conditions, to require Holdings to register any or all of their interests in Holdings' under the Securities Act on Form S-1 (a "Long-Form Registration") on

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

5.  PARTNERSHIP DEFICIT (CONTINUED)

three occasions at Holdings' expense and on Form S-2 or Form S-3 (a "Short-Form Registration") on three occasions at Holdings' expense. Holdings is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration. In addition, all holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at Holdings' expense whenever Holdings proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration). In connection with such registrations, Holdings has agreed to indemnify all holders of registrable securities against certain liabilities including liabilities under the Securities Act. In addition, Holdings has the one-time right to preempt a demand registration with a piggyback registration.

     Both the Senior Credit Facility and the Discount Note Indenture generally limit Holdings' ability to pay cash distributions to its partners other than distributions in amounts approximately equal to the income tax liability of the partners of Holdings resulting from the taxable income of Holdings (the "Tax Distributions").
Tax Distributions will be based on the approximate highest combined tax rate that applies to any one of Holdings' partners.

     During fiscal 1996, 1997 and 1998, Holdings made distributions to Common unit holders for income taxes totaling, $3,400 and $5,801, $2,100 respectively. Holdings also made distributions in connection with recapitalization transactions completed in fiscal 1996 and fiscal 1998 totaling, $36,400 and $205,631, respectively. In November 1997, Holdings redeemed approximately 610,800 Preferred units from the net proceeds of the Discount Notes offering of approximately $31.3 million raised through the issuance of the Series
B 11 7/8% Senior Discount Notes.

     As of April 30, 1997, the Partnership's general partner equity consisted of 9,800 authorized, issued and outstanding units with such units representing a 1.0% interest in the limited partnership. Also as of April 30, 1997, limited partner equity of the Partnership consisted of 3,968,236 authorized, issued and outstanding Class A Common units and 314,290 authorized Class E Incentive units, of which 299,698 were issued and outstanding. All outstanding units were redeemed in the Recapitalization completed in October 1997.

6. BENEFIT PLANS

401(k) and Profit Sharing Plan

     Substantially all of Holdings' employees are covered by a 401(k) and profit sharing retirement plan. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. The Partnership may match the employee contributions, up to a limitation of 83% of the first 6% of annual earnings per participant. Holdings may also make annual discretionary profit sharing contributions. Contributions to the plan for the years ended December 31, 1997, 1998 and 1999 were approximately, $659, $797, and $819, respectively.

     As mentioned in Note 1, the Company elected to change its fiscal year from April 30 to December 31. As a result, the Company also amended the plan year of the TransWestern Publishing 401(k) and Profit Sharing Plan from April 30 to December 31.

Equity Compensation Plan

     Prior to formation of TransWestern, the Partnership established the TransWestern Publishing Company, L.P. Equity Compensation Plan (the "Plan"). The Plan provides select key full-time employees with deferred compensation benefits for income tax purposes. Special distributions to the Plan are recorded as expense in the accompanying statements of income when declared by the Board of Directors, generally following a significant refinancing transaction.

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)

     Distributions to the Plan related to refinancing transactions completed in the twelve month periods ending April 30, 1996 and fiscal 1998 totaled $796 and $5,543, respectively. Employees receiving units in the Plan are eligible to receive a ratable per unit share of cash distributions from the Plan, if and when declared by the Plan Administrators.

     Generally, the Plan Administrators intend to distribute to employee unit holders all assets contributed to the Plan within three years of the date of contribution. In the twelve month periods ending April 30, 1997 and 1998, the Plan Administrators paid distributions totaling $411 and $2.6 million. In the eight months ended December 31, 1998 the plan administrators paid $2.9 million and as of December 31, 1998, the plan had no undistributed equity.

     As a result of the Recapitalization, the existing Equity Compensation Plan was terminated. The Company adopted a new Equity Compensation Plan which will function similar to the old plan.

7. LEASE COMMITMENTS

     The Company leases office facilities in several cities throughout the United States under operating leases with remaining terms ranging from one to six years. Total rent expense for the years ended April 30, 1997 and 1998 and December 31, 1999 was $1,866 and $1,745 and $2,386 respectively. Rent expense for the eight months ended December 31, 1998 was $940. Annual minimum lease payments due as of December 31, 1999 under these leases are:

2000...................................................  $2,325
2001...................................................   1,730
2002...................................................   1,455
2003...................................................   1,001
2004...................................................     294
                                                         ------
                                                         $6,805
                                                         ======

8. RELATED PARTY TRANSACTIONS

     In connection with the Recapitalization, Holdings entered into a Management Agreement with Thomas H. Lee, Co. ("THL Co.") pursuant to which THL Co. agreed to provide (i) general executive and management services, (ii) identification, negotiation and analysis of financial and strategic alternatives, and (iii) other services agreed upon by the Company and THL Co. On the Recapitalization closing date, THL Co. and the other equity investors in the Company each received their pro rata portion of a $5.0 million transaction fee. In addition, THL and all other equity investors will receive a pro rata portion of the 0.5 million annual management fee (the "Management Fee"), plus THL will be reimbursed for all reasonable out-of-pocket expenses (payable monthly in arrears). The Management Agreement has an initial term of one year, subject to automatic one-year extensions, unless the Company or THL Co. provides written notice of termination no later than 30 days prior to the end of the initial or any successive period.

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1999
                           (ALL DOLLARS IN THOUSANDS)


9. Litigation

     From time to time the Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position or liquidity.

10. GEOGRAPHIC INFORMATION

     Net revenues are attributed to geographic areas based on the region in which the directory is published.

                                 YEARS ENDED                  EIGHT MONTHS
                      -----------------------------------        ENDED
                      DECEMBER 31,  APRIL 30,    APRIL 30,     DECEMBER 31,
                      ---------    ----------------------     ------------
                         1999         1998         1997           1998
                      ---------    ---------    ---------      ---------
NUMBER OF DIRECTORIES
PUBLISHED
Northeast.............      51           46           45             27
Central...............      81           48           41             36
Southwest.............      38           26           24             12
West..................      21           19           18              9
                      ---------    ---------    ---------      ---------
Total.................     191          139          128             84
                      ---------    ---------    ---------      ---------
NET REVENUES
Northeast.............  $ 46.8       $ 38.9       $ 38.0         $ 23.1
Central...............    48.0         22.6         19.0           19.5
Southwest.............    33.0         25.9         22.7           13.5
West..................    18.6         12.7         11.7            5.0
                      ---------    ---------    ---------      ---------
Total.................  $146.4       $100.1       $ 91.4         $ 61.1
                      ---------    ---------    ---------      ---------

11. SUBSEQUENT EVENTS

     Desert Pages. On January 14, 2000 the Company purchased certain tangible and intangible assets of Desert Pages, Inc. (Desert Pages) for a total of $8.0 million. The purchase price consists of $7.2 million in cash and a promissory note of $0.8 million, due in eighteen months, subject to adjustment based upon the actual collections of accounts receivable outstanding as of the closing during such period. Desert Pages publishes one directory in Palm Springs, California.

     Direct Media Corp. On February 15, 2000 the Company purchased certain tangible and intangible assets of Direct Media Corp (Direct Media) for a total of $3.4 million. Direct Media publishes eight directories serving the southeastern Georgia and northeastern Florida area. Also included in the purchase are the rights to a new directory in Georgia to first publish in mid 2000.